Exhibit 99.1

Speedway

(A business of Marathon Petroleum Corporation)

Interim Condensed Combined Financial Statements as of September 30, 2020 and December 31, 2019 and for the Nine Months Ended September 30, 2020 and 2019

Speedway Business of Marathon Petroleum Corporation
Condensed Combined Statements of Income (Unaudited)

	Nine Months Ended September 30,
(Millions of dollars)	2020	2019
Sales	$14,672	$20,170
Equity method investment income	70	58
Diesel branding agreement income	110	—
Total sales and other operating income	14,852	20,228
Cost of sales(a)	11,502	17,120
Operating, general and administrative expenses(b)	1,969	2,093
Depreciation and amortization	312	285
Income from operations	1,069	730
Other income, net	15	6
Interest expense, net	5	4
Interest expense, net – related party	70	87
Income before income taxes	1,009	645
Income tax expense	259	162
Net income	$750	$483

(a) Cost of sales includes related party purchases. See Note 5 for further information. Cost of sales excludes depreciation and amortization, which are reflected in a separate line item.
(b) Operating, general and administrative expenses exclude depreciation and amortization, which are reflected in a separate line item.
See accompanying notes to condensed combined financial statements.

Speedway Business of Marathon Petroleum Corporation
Condensed Combined Statements of Comprehensive Income (Unaudited)

	Nine Months Ended September 30,
(Millions of dollars)	2020	2019
Net income	$750	$483
Other comprehensive income (loss):
Change in pension and other postretirement defined benefit plans, net of tax benefit (expense) of $0 and $1, respectively	1	(1)
Other, net of tax benefit (expense) of $1 and $0, respectively	(3)	(2)
Other comprehensive income (loss)	$(2)	$(3)
Comprehensive income	$748	$480

See accompanying notes to condensed combined financial statements.

Speedway Business of Marathon Petroleum Corporation
Condensed Combined Balance Sheets (Unaudited)

(Millions of dollars)	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$111	$165
Receivables, net	238	246
Inventories, net	414	443
Other current assets	35	28
Total current assets	798	882
Equity method investments	315	330
Property, plant and equipment, net of accumulated depreciation of $2,541 and $2,296 as of September 30, 2020 and December 31, 2019 respectively	4,620	4,720
Goodwill	4,448	4,448
Operating lease assets	699	653
Intangible assets, net of accumulated amortization of $64 and $47 as of September 30, 2020 and December 31, 2019 respectively	128	145
Other noncurrent assets	26	25
Total assets	$11,034	$11,203
Liabilities and Equity
Current liabilities:
Accounts payable	$314	$428
Accounts payable—related parties	2	35
Accrued interest—related party	2	28
Operating lease liabilities	94	91
Other current liabilities	478	458
Total current liabilities	890	1,040
Long-term finance lease liabilities	104	98
Notes payable—related party	739	1,750
Deferred income taxes	570	519
Long-term operating lease liabilities	618	575
Other long-term liabilities	141	136
Total liabilities	3,062	4,118
Commitments and contingencies (see Note 11)
Equity:
Parent company investment	7,973	7,084
Accumulated other comprehensive income / (loss)	(1)	1
Total equity	7,972	7,085
Total liabilities and equity	$11,034	$11,203
See accompanying notes to condensed combined financial statements.

Speedway Business of Marathon Petroleum Corporation
Condensed Combined Statements of Changes in Equity (Unaudited)

(Millions of dollars)	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance, December 31, 2018	$6,724	(2)	$6,722
Net income	483	—	483
Other comprehensive income (loss), net	—	(3)	(3)
Transfers (to) from Parent:
Settlement of notes payable to Parent	387	—	387
Acquisitions funded by Parent	86	—	86
Other transfers (to) from Parent, net	(515)	—	(515)
Net transfers (to) from Parent	(42)	—	(42)
Balance, September 30, 2019	$7,165	$(5)	$7,160

Balance, December 31, 2019	$7,084	$1	$7,085
Net income	750	—	750
Other comprehensive income (loss), net	—	(2)	(2)
Transfers (to) from Parent:
Settlement of notes payable to Parent	1,011	—	1,011
Other transfers (to) from Parent, net	(872)	—	(872)
Net transfers (to) from Parent	139	—	139
Balance, September 30, 2020	$7,973	$(1)	$7,972

See accompanying notes to condensed combined financial statements.

Speedway Business of Marathon Petroleum Corporation
Condensed Combined Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(Millions of dollars)	2020	2019
Cash flows from operating activities
Net income	$750	$483
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	312	285
Lower of cost or market inventory valuation adjustment	25	—
(Gain) / loss on disposal of assets	—	(2)
Deferred income taxes	51	31
(Income) loss from equity method investments	(70)	(58)
Distributions from equity method investments	85	70
Stock-based compensation	5	11
Others, net	7	4
Changes in operating assets and liabilities net of effects of businesses acquired:
Receivables	7	(66)
Inventories	4	8
Accounts payable and accrued expenses	(23)	32
Accounts payable and accrued expenses – related party	(59)	32
Right of use assets and operating lease liabilities, net	—	6
Other, net	16	2
Net cash provided by operating activities	1,110	838
Cash flows from investing activities
Additions to property, plant and equipment	(305)	(365)
Proceeds from sales of property, plant and equipment	23	14
Net cash used in investing activities	(282)	(351)
Cash flows from financing activities
Payments of finance leases	(5)	(5)
Transfers (to)/from Parent, net	(877)	(526)
Net cash (used in) provided by financing activities	(882)	(531)
Net increase (decrease) in cash and cash equivalents	(54)	(44)
Cash and cash equivalents and restricted cash at beginning of period(a)	165	242
Cash and cash equivalents and restricted cash at end of period(b)	$111	$198
(a) Includes restricted cash of $0 and $30 as of December 31, 2019 and December 31, 2018, respectively.
(b) Includes restricted cash of $0 and $0 as of September 30, 2020 and September 30, 2019, respectively.

See accompanying notes to condensed combined financial statements.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
NOTE 1. SEPARATION FROM MARATHON PETROLEUM CORPORATION AND BASIS OF PRESENTATION
Background
The accompanying unaudited combined financial statements and notes present the combined statements of income, financial position, and cash flows of the Speedway business (“Speedway”, “the Company”, “we”, “us”, “our”) of Marathon Petroleum Corporation (“MPC” or “Parent”).
On August 2, 2020, Marathon Petroleum Corporation (“MPC” or “Parent”) entered into an agreement to sell Speedway to 7-Eleven, Inc. (“Buyer”) for $21 billion in cash consideration, subject to certain adjustments based on the levels of cash, debt (as defined in the agreement) and working capital at closing and certain other items. This transaction is targeted to be completed by the first quarter of 2021, subject to market, regulatory and certain other customary conditions. Until the sale occurs, Speedway will be a wholly owned subsidiary of MPC.
MPC and Buyer will enter into several agreements to implement the legal and structural separation between MPC and Speedway; govern the relationship between MPC and Buyer after the completion of the separation; and allocate between MPC and Buyer various assets, liabilities, and obligations, including, among other things, employee benefits, environmental liabilities, intellectual property, and tax-related assets and liabilities.
Basis of Presentation
These condensed combined financial statements have been derived from the Consolidated Financial Statements and accounting records of MPC. These condensed combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Company for the periods presented as historically managed within MPC. These condensed combined financial statements are unaudited; however, in the opinion of our management, these statements reflect all adjustments necessary for a fair statement of the results for the periods reported. All such adjustments are of a normal, recurring nature unless otherwise disclosed. The condensed combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented. These interim condensed combined financial statements, including the notes, have been prepared in accordance with the rules of the Securities and Exchange Commission (“SEC”) applicable to interim period financial statements and do not include all of the information and disclosures required by GAAP for complete financial statements. These interim condensed combined financial statements should be read in conjunction with the audited combined financial statements for the year ended December 31, 2019. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full year.
Speedway has one reportable operating segment, which includes its consolidated convenience store operations as well as diesel branding agreement income. Speedway’s equity method investment in PFJ Southeast is a separate operating segment with results reported as equity investment income. All intracompany transactions have been eliminated. All significant intercompany transactions between us and Parent have been included in these condensed combined financial statements. Intercompany transactions between us and Parent are deemed to have settled immediately through Parent company investment, other than those transactions which have been historically settled in cash and which are reflected in the condensed combined balance sheets as Accounts payable—related parties, Accrued interest—related party and Notes payable—related party. The net effect of deemed settled transactions is reflected in the condensed combined statements of cash flows as a financing activity and in the condensed combined balance sheets as Parent company investment. Refer to Note 5 for additional information.
Historically, MPC provided certain corporate functions to the Company and costs associated with these functions were allocated to the Company. These functions include, but are not limited to, executive management, legal, human resources, treasury, investor relations, finance, accounting, internal audit, information technology, and the related benefit costs associated with such functions, such as stock-based compensation. The costs of such services were allocated to the Company based on direct usage when identifiable, with the remainder allocated on a pro rata basis of income from operations, total assets and headcount of the Company and MPC. The charges for these functions are deemed settled in cash by Speedway to MPC in the period in which the costs were recorded within Operating, general and administrative expenses in the combined statements of income. The Company believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, Speedway during the periods presented; however, they may not be indicative of the actual expense that would have been incurred had Speedway been operating as an independent company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Going forward, the Company may perform these functions using its own resources, outsourced services or services from Buyer. For an interim period, however, some of these functions may continue to be provided between MPC and the Company under a transition services agreement following the separation.
Current and deferred income taxes have been determined based on the stand-alone results of Speedway. However, because the Company filed as part of MPC’s tax group in certain jurisdictions, the Company’s actual tax balances may differ from those reported.
MPC utilizes a centralized treasury management function for financing its operations, with cash from MPC’s operating companies, including Speedway, swept to shared MPC cash pooling accounts. The cash and cash equivalents held by MPC at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s combined balance sheets. Cash transfers between MPC and the Company are accounted for through Parent company investment. Cash and cash equivalents in the combined balance sheets represent cash and cash equivalents directly identifiable to the Company and its operations.
The condensed combined financial statements include certain liabilities that have historically been held at the MPC corporate level but are specifically identifiable or otherwise attributable to the Company. MPC’s third-party long-term debt and the related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of such debt and the MPC borrowings were not directly attributable to the Company.
NOTE 2. ACCOUNTING STANDARDS
Recently Adopted Accounting Standards
ASU 2016-13, Credit Losses—Measurement of Credit Losses on Financial Instruments
Effective January 1, 2020, we adopted ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” using the modified retrospective transition method. The guidance requires that for most financial assets, losses be based on an expected loss approach which includes estimates of losses over the life of exposure that considers historical, current and forecasted information. Expanded disclosures related to the methods used to estimate the losses as well as a specific disaggregation of balances for financial assets are also required.  The application of this ASU did not have a material impact on our condensed combined financial statements.
We also adopted the following ASUs during the first nine months of 2020, which also did not have a material impact to our condensed combined financial statements:

ASU		Effective Date
2018-13	Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement	January 1, 2020
2020-04	Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting	April 1, 2020

Accounting Standards Not Yet Adopted
ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued new guidance to simplify the accounting for income taxes. Amendments include removal of certain exceptions to the general principles of ASC 740 and simplification in several other areas such as accounting for a franchise tax or similar tax that is partially based on income. The change is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. We do not expect the application of this ASU to have a material impact on our combined financial statements.
NOTE 3. ACQUISITIONS
Acquisition of NOCO Express
During the third quarter of 2019, MPC acquired an asphalt terminal and 33 NOCO Express retail stores in Buffalo, Syracuse and Rochester, New York, from NOCO Incorporated for total consideration of $135 million. The 33 NOCO Express retail stores (“NOCO Retail”) were integrated into Speedway and are reflected in the Company’s financial results from July 2019, with close occurring over a two-week period from July 15 to July 25. Based on the final fair value estimates of assets acquired and liabilities assumed at the acquisition date, $27 million of the purchase price was allocated to property, plant and equipment, $3 million to inventory and $56 million to goodwill attributable to NOCO Retail. Goodwill is tax deductible and represents the value expected to be created by geographically expanding our retail platform and the assembled workforce.
The Company determined the NOCO Retail results of operations are not material. Therefore the pro forma information is not required. Additionally, transaction costs incurred were not considered significant.
NOTE 4. REVENUE
Disaggregated Revenue
Net revenues by major product line for the nine months ended September 30, 2020 and 2019 were as follows:

(Millions of dollars)	September 30, 2020	September 30, 2019
Fuel	$9,852	$15,417
Merchandise	4,784	4,728
Other(a)(b)	36	25
Total	$14,672	$20,170

(a) Includes related party fuel transportation income of $12 million and $10 million for the nine months ended September 30, 2020 and 2019, respectively.
(b) Includes rental income of $24 million and $15 million for the nine months ended September 30, 2020 and 2019, respectively.
Contract Balances
Performance obligations are generally satisfied at the time goods are sold to customers with cash collected at the time of sale or shortly thereafter for payments by credit card. Contract liabilities are recognized for sales of prepaid cards and in connection with Speedway’s loyalty programs, with the related performance obligations satisfied at the time prepaid cards or loyalty points are redeemed and goods are transferred to the customer. The closing balances of contract liabilities arising from the prepaid card and loyalty programs as of September 30, 2020 and December 31, 2019 were $98 million and $105 million respectively.

Revenue recognized that was included in the opening contract liabilities balance for the nine months ended September 30, 2020 and September 30, 2019 was $77 million and $81 million, respectively. Contract assets are not material to the condensed combined financial statements.
We do not disclose information on the future performance obligations for any contract with expected duration of one year or less at inception. As of September 30, 2020, we do not have future performance obligations that are material to future periods.
NOTE 5. RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT
These condensed combined financial statements have been derived from the Consolidated Financial Statements and accounting records of MPC. The following discussion summarizes activity between the Company and MPC (and its affiliates that are not part of the planned separation).
Related Party Transactions with MPC:
Allocation of General Corporate Expenses
The combined statements of income include expenses for certain centralized functions and other programs provided and administered by MPC, as described in Note 1. The costs of these services allocated to the Company, which are included with operating, general and administrative expenses in the condensed combined statements of income for the nine months ended September 30, 2020 and 2019, were $62 million and $60 million, respectively.

Related Party Accounts Payable
Certain intercompany transactions between Speedway and MPC related to cash pooling and general financing activities have been included within Parent company investment in the combined balance sheets in the historical periods presented when the intercompany transactions are not historically settled in cash.
Certain purchases of fuel inventory from MPC and its affiliate businesses have historically been settled in cash and, therefore, are reflected in the condensed combined balance sheets as Accounts payable – related parties and amounted to $2 million and $35 million as of September 30, 2020 and December 31, 2019, respectively. The majority of fuel purchases were not historically settled in cash and are included within Parent company investment in the condensed combined balance sheets.
Related Party Purchases and Sales
The Company purchased $7.60 billion and $13.11 billion of fuel inventory from MPC during the nine months ended September 30, 2020 and 2019, respectively. Of these purchases, $52 million and $479 million were cash settled during the nine months ended September 30, 2020 and 2019, respectively. Speedway’s purchases of fuel inventory that were not historically settled in cash are presented as net transfers (to) from Parent in the condensed combined statements of cash flows. Speedway also sells a small amount of fuel and fuel hauling services to other MPC businesses. Speedway sales to MPC amounted to $6 million and $12 million during the nine months ended September 30, 2020 and 2019, respectively.
Related Party Debt and Interest
In 2014, the Company entered into an intercompany loan agreement with a subsidiary of MPC for an aggregate amount of $2.25 billion consisting of (i) a $500 million Term Loan due September 30, 2019 with an interest rate of one-month USD LIBOR plus 2.25%, (ii) an $875 million 5.25% Senior Note due September 15, 2022 and (iii) an $875 million 5.5% Senior Note due September 15, 2024. The outstanding balance on the $875 million 5.25% Senior Note due September 15, 2022 was settled during the quarter ended September 30, 2020, with the settlement reflected as a component of Transfers (to) / from Parent, net in the condensed combined statements of cash flows. The $875 million 5.5% Senior Note due September 15, 2024 was partially settled during the quarter ended September 30, 2020 with a remaining balance of $739 million as of September 30, 2020.
Accrued interest expense associated with these related party loans as of September 30, 2020 and December 31, 2019 was $2 million and $28 million, respectively, and is reflected within Accrued interest—related party.
Interest expense associated with these related party loans for the nine months ended September 30, 2020 and 2019 was $70 million and $87 million, respectively, and is reflected within Interest expense, net—related party in the condensed combined statements of income.
Parent Company Investment
The net transfers (to) from Parent are included within Parent company investment on the condensed combined statements of changes in equity. The components of the net transfers (to) from Parent during the nine months ended September 30, 2020 and 2019 were as follows:

(Millions of dollars)	September 30, 2020	September 30, 2019
Cash pooling and general financing activities	$(7,907)	$(12,112)
Settlement of notes payable to Parent company investment	1,011	387
Acquisitions funded by Parent	—	86
Sales to Parent	(6)	(12)
Purchases from Parent	6,715	11,376
Corporate allocations	62	60
Stock compensation expense	5	11
Income taxes	259	162
Total net transfers (to) from Parent	$139	$(42)

Transactions with Other Related Parties:
Diesel Branding Agreement
Speedway and PTC entered into a diesel fuel branding agreement effective October 1, 2019 in which PTC agreed to supply, price and sell diesel fuel at certain Speedway and PTC locations. At September 30, 2020, this agreement included approximately 350 Speedway and PTC fueling locations across 15 states, including approximately 200 Speedway commercial fueling locations. Under the terms of the agreement, both companies agreed to share the diesel fuel margins captured as a result of the sourcing efficiencies and logistical economies of scale. Diesel branding agreement income was $110 million for the nine months ended September 30, 2020. We account for this agreement as a collaborative arrangement in scope of ASC 808, Collaborative Arrangements. Under ASC 808, we account for the income earned under this agreement as operating income reflected in the condensed combined statements of income as Diesel branding agreement income.
PFJ Southeast
Speedway sells fuel-hauling services to PFJ Southeast. Related party revenue for fuel-hauling services sold to PFJ Southeast for the nine months ended September 30, 2020 and 2019 was $7 million and $7 million, respectively.
NOTE 6. INVENTORIES

(Millions of dollars)	September 30, 2020	December 31, 2019
Transportation fuels	$155	$193
Merchandise	231	227
Materials and supplies	28	23
Total	$414	$443

Inventories are carried at the lower of cost or market value. At September 30, 2020, market values for transportation fuel inventories were lower than their cost basis, resulting in a reserve of $25 million. No such reserve existed as of December 31, 2019. LCM inventory valuation reserve adjustments are reflected within Cost of Sales in the condensed combined statements of income. The cost of inventories of transportation fuels and merchandise is determined primarily under the LIFO method. There were no LIFO inventory liquidations recognized for the nine months ended September 30, 2020 and 2019.

NOTE 7. OTHER CURRENT LIABILITIES
At September 30 2020 and December 31 2019, other current liabilities were comprised of the following:

(Millions of dollars)	September 30, 2020	December 31, 2019
Contract liabilities, current portion (note 4)	$98	$105
Payroll and benefits payable	129	138
Accrued taxes	181	175
Accrued liabilities—environmental, current portion (note 11)	20	20
Other	50	20
Total	$478	$458

NOTE 8. FAIR VALUE MEASUREMENTS
ASC 820, “Fair Value Measurement,” (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

•	Level 1: Observable inputs such as quoted prices in active markets;
•	Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3: Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.
ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
We believe the carrying value of our other financial instruments, including cash and cash equivalents, receivables, accounts payable and certain accrued liabilities approximate fair value. Our fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments and the expected insignificance of bad debt expense, which includes an evaluation of counterparty credit risk. We believe the carrying value of our long-term debt—related party approximates fair value.

NOTE 9. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
Components of Net Periodic Benefit Cost and Other Comprehensive Loss
The following summarizes the net periodic benefit costs for our defined benefit pension and other postretirement plans.

	Pension Benefits		Other Benefits
	Nine Months Ended September 30,		Nine Months Ended September 30,
(Millions of dollars)	2020	2019	2020	2019
Components of net periodic benefit cost:
Service cost	$15	$12	$—	$—
Interest cost	5	5	1	—
Expected return on plan assets	(6)	(6)	—	—
Amortization – settlement loss	1	—	—	—
Net periodic benefit cost(a)	$15	$11	$1	$—

(a) Net periodic benefit cost reflects a calculated market-related value of plan assets which recognizes changes in fair value over three years.

The components of net periodic benefit cost other than the service cost component are included in net interest and other financial costs on the Condensed Combined statements of income.
Contributions to defined contribution plans –Contributions to defined contribution plans totaled $25 million and $27 million in the nine months ended September 30, 2020 and 2019, respectively.
NOTE 10. INCOME TAXES
For the nine months ended September 30, 2020, we recorded an income tax provision of $259 million or 25.7% of income before income taxes compared to $162 million or 25.1% during the prior period. For the nine months ended September 30, 2020 and 2019, the effective tax rate is more than the federal statutory rate of 21% due principally to state income taxes.
NOTE 11. COMMITMENTS AND CONTINGENCIES
The Company is involved in various litigations, claims and administrative proceedings, including those related to environmental and asset retirement matters. In accordance with ASC 450, “Contingencies” (ASC 450), the Company records accruals for loss contingencies when it is both probable that a liability will be incurred and the amount of the loss can be reasonably estimated. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, except as expressly set forth in this note, management believes that any liability which may result from these legal matters would not have a material adverse effect on the financial condition, results of operations, liquidity or cash flows of the Company.
Environmental Matters
We are subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites and certain other locations including presently or formerly owned or operated retail marketing sites. Penalties may be imposed for noncompliance.
At September 30, 2020 and December 31, 2019, accrued liabilities for remediation totaled $36 million and $37 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties if any that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in clean-up efforts related to underground storage tanks at presently or formerly owned or operated retail marketing sites, were $20 million and $20 million at September 30, 2020 and December 31, 2019, respectively.
Governmental and other entities in various states have filed lawsuits against coal, gas, oil and petroleum companies, including the Company. The lawsuits allege damages as a result of climate change and the plaintiffs are seeking unspecified damages and abatement under various tort theories. Similar lawsuits may be filed in other jurisdictions. At this early stage, the ultimate outcome of these matters remains uncertain, and neither the likelihood of an unfavorable outcome nor the ultimate liability, if any, can be determined.
We are involved in a number of environmental enforcement matters arising in the ordinary course of business. While the outcome and impact on us cannot be predicted with certainty, management believes the resolution of these environmental matters will not, individually or collectively, have a material adverse effect on our condensed combined results of operations, financial position or cash flows.
 Asset Retirement Obligations
Our short-term asset retirement obligations were $4 million and $4 million at September 30, 2020 and December 31, 2019, respectively, which are included in other current liabilities in our condensed combined balance sheets. Our long-term asset retirement obligations were $22 million and $22 million at September 30, 2020 and December 31, 2019, respectively, which are included in Other long-term liabilities in our condensed combined balance sheets.
Legal Matters
In May 2007, the Kentucky attorney general filed a lawsuit against MPC and Marathon Oil in state court in Franklin County, Kentucky for alleged violations of Kentucky’s emergency pricing and consumer protection laws following Hurricanes Katrina and Rita in 2005. The lawsuit alleged that MPC overcharged customers by $89 million during September and October 2005. The complaint sought disgorgement of these sums, as well as penalties, under Kentucky’s emergency pricing and consumer protection laws. In May 2011, the Kentucky attorney general amended his complaint to include a request for immediate injunctive relief as well as unspecified damages and penalties related to MPC’s wholesale gasoline pricing in April and May 2011 under statewide price controls that were activated by the Kentucky governor on April 26, 2011, and which have since expired. A settlement agreement was reached on July 25, 2019 in which MPC agreed to pay $22 million. Speedway was allocated $11 million which was included in Operating, general and administrative expenses in the combined financial statements.
We are also party to a number of lawsuits and other proceedings arising in the ordinary course of business. While the ultimate outcome and impact to us cannot be predicted with certainty, we believe that the resolution of these lawsuits and proceedings will not have a material adverse effect on our condensed combined financial position, results of operations or cash flows.
Insurance
We are self-insured for workers’ compensation, general liability, and automobile claims. Actual claim settlements and expenses incident thereto may differ from the provisions for loss.
Other guarantees – We have entered into other guarantees with maximum potential undiscounted payments totaling $11 million as of September 30, 2020, which consist primarily of a commitment to contribute cash to an equity method investee for certain catastrophic events in lieu of procuring insurance coverage and leases of assets containing general lease indemnities and guaranteed residual values.

General guarantees associated with dispositions – Over the years, we have sold various assets in the normal course of our business. Certain of the related agreements contain performance and general guarantees, including guarantees regarding inaccuracies in representations, warranties, covenants and agreements, and environmental and general indemnifications that require us to perform upon the occurrence of a triggering event or condition. These guarantees and indemnifications are part of the normal course of selling assets. We are typically not able to calculate the maximum potential amount of future payments that could be made under such contractual provisions because of the variability inherent in the guarantees and indemnities. Most often, the nature of the guarantees and indemnities is such that there is no appropriate method for quantifying the exposure because the underlying triggering event has little or no past experience upon which a reasonable prediction of the outcome can be based.
Contractual Commitments and Contingencies
At September 30, 2020 and December 31, 2019, our contractual commitments to acquire property, plant and equipment totaled $2 million and $13 million, respectively. At September 30, 2020, our contractual commitments to purchase services and materials totaled $29 million; there were no such commitments at December 31, 2019.
NOTE 12. SUPPLEMENTAL CASH FLOW INFORMATION
Net cash provided by operating activities included interest paid of $96 million and $111 million during the nine months ended September 30, 2020 and 2019, respectively.
The unaudited condensed combined statements of cash flows exclude changes to the unaudited condensed combined balance sheets that did not affect cash. A reconciliation of additions to property, plant and equipment to total capital expenditures follows for the nine months ended September 30, 2020 and 2019.

	Nine months ended September 30,
(Millions of dollars)	2020	2019
Additions to property, plant and equipment per condensed combined statements of cash flows	$ 305	$ 365
Increase (decrease) in capital accruals	(95)	(21)

Total capital expenditures	$ 210	$ 344
NOTE 13. SUBSEQUENT EVENTS
The Company has evaluated subsequent events after the balance sheet date of September 30, 2020 through January 25, 2021, the date the combined financial statements were available to be issued. During the fourth quarter of 2020, Pilot Travel Centers LLC exercised an option to purchase our 29 percent interest in PFJ Southeast LLC, subject to customary closing conditions and regulatory approvals. We expect the purchase to close in 2021 and to account for our equity method investment in PFJ Southeast LLC as an asset held for sale beginning in the fourth quarter of 2020.